As filed with the United States Securities and Exchange Commission on August 9, 2010

Registration No. 333-162933

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

Registration Statement

Under

the Securities Act of 1933

National CineMedia, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-5665602
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9110 E. Nichols Ave., Suite 200

Centennial, Colorado 80112-3405

(303) 792-3600

(Address, including zip code and telephone number, including area code, of registrant’s principal executive office)

Ralph E. Hardy, Esq.

Executive Vice President and General Counsel

National CineMedia, Inc.

9110 E. Nichols Ave., Suite 200

Centennial, Colorado 80112-3405

(303) 792-3600

(Name, address, including zip code and telephone number, including area code, of agent for service)

With a copy to:

W. Dean Salter, Esq.

Mashenka Lundberg, Esq.

Holme Roberts & Owen LLP

1700 Lincoln Street, Suite 4100

Denver, Colorado 80203

(303) 861-7000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement, as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒    333-162933

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.01 par value	8,722,428 shares	$17.95	$156,567,582.60	$11,163.27

(1)	Represents the number of shares of Common Stock included in this Registration Statement that are currently issuable upon exchange of National CineMedia, LLC’s common membership units held by the founding member theatre circuits named as selling stockholders in the prospectus at the ratio of one common membership unit for one share of Common Stock of National Cinemedia, Inc. Pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of Common Stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions. In addition, the registrant registered 59,435,758 shares of Common Stock on Form S-3 filed with the Securities and Exchange Commission on November 5, 2009 (File No. 333-162933).
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act. The price per share and aggregate offering price are based on the average of the high and low sales prices of the registrant’s Common Stock on August 3, 2010, as reported on the Nasdaq Global Market.

THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE UPON FILING WITH THE COMMISSION

IN ACCORDANCE WITH RULE 462(b) UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

EXPLANATORY NOTE AND INCORPORATION BY REFERENCE

This Registration Statement on Form S-3 is being filed by National CineMedia, Inc. (the “Company”) with the Securities and Exchange Commission to register an additional 8,722,428 shares of Common Stock pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and General Instruction IV of Form S-3. This Registration Statement incorporates by reference the contents of the Company’s Registration Statement on Form S-3 (File No. 333-162933) including each of the documents filed by the Company with the Securities and Exchange Commission and incorporated or deemed to be incorporated by reference therein and all the exhibits thereto.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Centennial, State of Colorado, on the 9th day of August, 2010.

National CineMedia, Inc.

By:	/S/ KURT C. HALL
Kurt C. Hall
President, Chief Executive Officer and
Chairman

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-3 has been signed by the following persons in the capacities indicated on the 9th day of August, 2010.

Name	Title

/S/ KURT C. HALL Kurt C. Hall	President, Chief Executive Officer and Chairman (Principal Executive Officer)

/S/ GARY W. FERRERA Gary W. Ferrera	Chief Financial Officer (Principal Financial and Accounting Officer)

* Michael L. Campbell	Director

* Gerardo I. Lopez	Director

* Lee Roy Mitchell	Director

* Lawrence A. Goodman	Director

* David R. Haas	Director

* James R. Holland, Jr.	Director

	Name	Title

	* Stephen L. Lanning	Director

	* Edward H. Meyer	Director

	* Scott N. Schneider	Director

*By:	/S/ KURT C. HALL Kurt C. Hall	Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Holme Roberts & Owen LLP*

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm*

23.2	Consent of Holme Roberts & Owen LLP (included in Exhibit 5.1)*

24.1	Powers of Attorney (1)

*	Filed herewith.
(1)	Incorporated by reference from the Registrant’s Registration Statement on Form S-3 (File No. 333-162933) filed on November 5, 2009.

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